As filed with the Securities and Exchange Commission on October 5, 2007

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0170321
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

(312) 894-7000

(Address, including zip code,

of principal executive offices)

NAVTEQ Corporation Deferred Executive Compensation Plan

(Full title of the plans)

Lawrence M. Kaplan, Esq.

Senior Vice President and General Counsel

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

 (Name and address of agent for service)

(312) 894-7000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Deferred Compensation Obligations(1)	$500,000	N/A	$500,000	$15.35

(1)             The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the NAVTEQ Corporation Deferred Executive Compensation Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers an indeterminate amount of Obligations to be issued pursuant to the NAVTEQ Corporation Deferred Executive Compensation Plan

(2)             Calculated pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.*

Item 2.                    Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants in the NAVTEQ Corporation Deferred Executive Compensation Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this registration statement:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•                  The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on August 2, 2004 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  The Registrant’s Current Reports on Form 8-K filed on January 10, 2007, March 7, 2007, May 11, 2007, June 12, 2007, September 14, 2007 and October 1, 2007;

•                  The Registrant’s Quarterly Reports on Form 10-Q filed on May 10, 2007 and August 10, 2007; and

•                  The Registrant’s Definitive Proxy Statement dated April 10, 2007, with respect to its 2007 Annual Meeting of Stockholders held on May 22, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

This Registration Statement covers deferred compensation obligations (the “Obligations”) that may be offered under the NAVTEQ Corporation Deferred Executive Compensation Plan (the “Plan”).  The following summary is qualified in its entirety by reference to the Plan document, which is filed as an exhibit to this Registration Statement.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Plan from the general assets of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The amount of eligible compensation to be deferred by each Plan participant is determined in accordance with the terms of the Plan based on elections by the participant.  Compensation deferred pursuant to the Plan is credited to a separate account which is maintained for each participant.  Each participant’s deferred compensation is allocated based on investment options chosen by each participant, as provided in the Plan for purposes of accounting and will be adjusted to reflect the investment experience of the selected investment options during the deferral period.

The Obligations generally are payable upon separation from service in accordance with the terms of the Plan, subject to certain exceptions as provided in the Plan, such as in-service withdrawals due to unforeseeable emergencies.  The Obligations generally are payable in the form of a lump sum cash payment or a fixed number of annual cash installment payments (not to exceed ten), at the election of the participant made in accordance with the terms of the Plan.

Participants or their beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan.  A Plan participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason.

The foregoing is not a complete description of the Obligations, and is qualified in its entirety by reference to the Plan document.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Certificate of Incorporation and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person, or a person of whom the person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of the proceeding is the alleged action of the person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by the person in connection therewith. The Registrant’s Certificate of Incorporation also provides that the Registrant will pay the expenses incurred in defending any proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Registrant’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Registrant under the Registrant’s Certificate of Incorporation in respect of any occurrence or matter arising prior to any repeal or modification. The Registrant’s Certificate of Incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights its employees or agents.

The Registrant’s Certificate of Incorporation provides that none of the Registrant’s directors will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

•              for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•              for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•              for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•              for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal.

The Registrant also maintains directors’ and officers’ liability insurance, which insures against certain liabilities that may be incurred by its directors and officers in those capacities.  The Registrant has also entered into indemnity agreements with its directors and officers providing for the indemnification described above.

Item 7.                    Exemption From Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

Exhibit No.	Description

4.1	NAVTEQ Corporation Deferred Executive Compensation Plan.

4.2	Amendment No. 1 to the NAVTEQ Corporation Deferred Executive Compensation Plan.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Power of Attorney (on signature page).

Item 9.                    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on October 5, 2007.

NAVTEQ CORPORATION
By:	/s/ Judson C. Green
Judson C. Green
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Judson C. Green, David B. Mullen and Lawrence M. Kaplan, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Judson C. Green	Director, President and Chief Executive Officer	October 5, 2007
Judson C. Green	(Principal Executive Officer)

/s/ David B. Mullen	Executive Vice President and Chief Financial	October 5, 2007
David B. Mullen	Officer (Principal Financial Officer)

/s/ James D. Murphy	Vice President and Corporate Controller	October 5, 2007
James D. Murphy	(Principal Accounting Officer)

/s/ Christopher B. Galvin	Chairman of the Board	October 5, 2007
Christopher B. Galvin

/s/ Richard J.A. de Lange	Director	October 5, 2007
Richard J.A. de Lange

/s/ Andrew J. Green	Director	September 29, 2007
Andrew J. Green

/s/ William L. Kimsey	Director	September 28, 2007
William L. Kimsey

/s/ Scott D. Miller	Director	September 28, 2007
Scott D. Miller

/s/ Dirk-Jan van Ommeren	Director	October 5, 2007
Dirk-Jan van Ommeren

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	NAVTEQ Corporation Deferred Executive Compensation Plan.

4.2	Amendment No. 1 to the NAVTEQ Corporation Deferred Executive Compensation Plan.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Power of Attorney (on signature page).